UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act Of 1934 (Amendment No.   )

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[ ]	Definitive Proxy Statement

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[ ]	Soliciting Material Pursuant to §240.14a-12

The Spectranetics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

THE SPECTRANETICS CORPORATION, a Delaware corporation,
Plaintiff,
v.
JOSEPH A. LARGEY, an individual; PAUL A. SAMEK, an individual, STEVEN SWEET, an individual; LAWRENCE MCKINLEY, an individual; SHARON SWEET, an individual; and DOES 1 THROUGH 15 INCLUSIVE,	Civil Action No.
Defendants

COMPLAINT

     Plaintiff The Spectranetics Corporation (“Spectranetics”), by its undersigned attorneys, alleges for its complaint against Joseph A. Largey, Paul A. Samek, Steven Sweet, Lawrence McKinley and Sharon Sweet (collectively, “Defendants”), as follows:

INTRODUCTION

     1. Spectranetics has filed this action to obtain injunctive relief halting Defendants’ illegal plan to obtain effective control over the Company without making the disclosures required by the securities laws. The dispute came to a head in January of this year, when Defendants Largey and Samek, Spectranetics’ former CEO and CFO, respectively, failed to persuade Spectranetics’ Board of Directors to pursue a strategy of maximizing total revenues by increasing selling, general and administrative expenses, which would negatively impact profitability for calendar year 2002. Largey and Samek refused to engage in a detailed budget review and approval process, and Largey took the position that as CEO, only he had the right to determine spending plans. This position frustrated the efforts of Spectranetics’ Board of Directors to build shareholder value by controlling selling, general and administrative expenses in order to increase spending on research and development and enhance the Company’s ability to remain profitable, causing the Board to become increasingly dissatisfied with Largey and Samek and to consider effecting their termination from the Company by at least early in 2002.

     2. Aware of the Board’s growing dissatisfaction with their actions, Largey and Samek secretly devised a scheme to unseat two of the Company’s directors, including its Chairman, in an effort to obtain control of the Board, maintain their positions with the Company and implement their own preferred strategy. To this end, Largey and Samek enlisted the support of Defendant Sharon Sweet, Spectranetics’ Vice President with responsibility for investor relations, and she in turn solicited the support of her brother, Defendant Steven Sweet. As Defendants’ scheme matured and Largey and Samek grew increasingly confident of their success, Largey and Samek became more insubordinate and defiant in their dealings with Spectranetics’ Board of Directors. This behavior convinced the Board of Directors that Largey and Samek were not committed to controlling selling, general and administrative expenses and were under-investing in the Company’s product development efforts at a critical point, and ultimately led the Board to terminate them for cause on May 10, 2002. The Board effected the terminations only after it made considerable efforts to persuade Largey and Samek to endorse and implement these strategies.

     3. Although Defendants Largey and Samek, and any one of Defendants Sharon and Steven Sweet, alone beneficially owned more than five percent of Spectranetics’ stock, and were required to disclose their plan to change the management and policies of the Company, they did not file the required Schedule 13D. As a result, the public was deprived of highly material information regarding Defendants’ plans and proposals.

     4. Within hours after Spectranetics filed its proxy statement for the 2002 annual meeting on April 26, 2002, Defendant Sweet filed preliminary proxy materials for an insurgent slate of directors which falsely assured the public that he was acting alone. One week later, on May 3, 2002, Defendants Largey and Samek gave Steven Sweet a letter stating that they and other Spectranetics executives controlling 9.9% of the outstanding stock would support Mr. Sweet’s insurgent campaign. Defendants filed a tardy Schedule 13D ten days later, falsely asserting that there was no group in operation until the execution of the May 3 letter, and omitting key information regarding their objectives, plans and proposals.

     5. Defendants’ untimely, incomplete and inaccurate disclosure is causing irreparable harm to Spectranetics and its stockholders, and threatens to destroy the integrity of the annual meeting to elect directors. Defendants should be enjoined from voting their shares, and required to make corrective disclosure in advance of the annual meeting.

JURISDICTION AND VENUE

     6. This suit is brought pursuant to Section 13(d) and Regulation 13D-G, particularly Rules 13d-1, 13d-2, 13d-3 and 13d-5 and Regulation 14A under Section 14(a) of the Securities Exchange Act of 1934, seeking injunctive and other relief. This Court has jurisdiction over this action pursuant to 15 U.S.C. § 78aa and 28 U.S.C. §§ 1331.

     7. Venue in this Court is proper pursuant to 15 U.S.C. § 78aa and 28 U.S.C. § 1391(b).

THE PARTIES

     8. Spectranetics is a Delaware corporation, with its principal place of business in Colorado Springs, Colorado. Spectranetics’ common stock is registered with the SEC pursuant to Section 12(g) of the Exchange Act, 15 U.S.C. § 78l(g), and is listed and traded on the NASDAQ National Market. Spectranetics develops, manufactures and markets a proprietary excimer laser system for the removal of tissue, specifically addressing multiple cardiovascular disorders.

     9. Defendant Joseph A. Largey is a citizen and resident of Colorado. Mr. Largey was Spectranetics’ president and chief executive officer until May 10, 2002, when he was fired by Spectranetics’ Board of Directors. Mr. Largey continues to serve as a director on the Board. Mr. Largey is the beneficial owner of 982,569 shares of Spectranetics common stock, or approximately 4% of the shares outstanding.

     10. Defendant Paul C. Samek is a citizen and resident of Colorado. Mr. Samek served as Spectranetics’ vice president of finance and chief financial officer until May 10, 2002, when he was fired by Spectranetics’ Board of Directors. Mr. Samek is the beneficial owner of 196,737 shares of Spectranetics common stock, or approximately 0.8% of the shares outstanding.

     11. Defendant Sharon L. Sweet is a citizen and resident of Colorado. On May 2, 2002, on the basis of information supplied by Mr. Largey, the Board ratified Mr. Largey’s decision to place Ms. Sweet on administrative leave, with pay, in light of the announced proxy campaign by her brother, Defendant Steven Sweet. Ms. Sweet is the beneficial owner of 48,721 shares of Spectranetics common stock, or approximately 0.2% of the shares outstanding.

     12. Plaintiff is informed and believes, and on that basis alleges that Defendant Steven W. Sweet is a citizen and resident of Kansas. Mr. Sweet is the beneficial owner of 176,000 shares of Spectranetics common stock, or approximately 0.7% of the shares outstanding. Mr. Sweet is also the trustee of the Helen D. Sweet 1993 Living Trust which owns 10,000 shares of Spectranetics stock.

     13. Plaintiff is informed and believes, and on that basis alleges that Defendant Lawrence McKinley is a citizen and resident of Colorado. Mr. McKinley is the beneficial owner of 144,440 shares of Spectranetics common stock, or approximately 0.6% of the shares outstanding.

     14. In addition to the named Defendants, there are additional Defendants whose identities are not yet ascertained, and who acted as agents or in conjunction with the named Defendants in engaging in the conduct alleged in this complaint. The true names and capacities, whether individual, corporate, associate or otherwise, of Defendants Does 1 through 15, inclusive, are presently unknown to Plaintiff who therefore sues said Defendants by such fictitious names. Plaintiff is informed and believes, and on that basis alleges, that Does 1 through 15, inclusive, are in some manner legally responsible and culpable in connection with the matters alleged in this complaint. Plaintiff will seek leave of Court to amend this complaint to identify the true names and capacities of the fictitiously named Defendants if and when they have been ascertained.

     15. Plaintiff is informed and believes, and on that basis alleges that all times alleged herein, each Defendant was acting as the agent and servant of the other, within the scope of that agency with the other, pursuant to a common scheme and concerted plan to effectuate the unlawful acts alleged herein.

DEFENDANTS’ ILLEGAL GROUP

     16. Defendant Joseph A. Largey is a director of Spectranetics and until May 10, 2002, was its President and Chief Executive Officer. Until May 10, 2001, Defendant Paul C. Samek was Spectranetics’ Vice President of Finance and Chief Financial Officer.

     17. In 2001, Spectranetics had its first profitable year ever, based primarily on the Board of Directors’ instructions that Defendants Largey and Samek should implement aggressive cost cutting measures. In January 2002, the Board of Directors instructed management to continue to pursue a business strategy focused on building shareholder value by controlling selling, general and administrative expenses in order to increase spending on research and development and enhance the Company’s ability to remain profitable. Messrs. Largey and Samek disagreed with the Board’s strategy, to the point that Mr. Largey offered to resign from Spectranetics—but only if Spectranetics paid him severance equal to three times the amount specified in his employment agreement. Largey and Samek refused to engage in a detailed budget review and approval process, and Largey took the position that as CEO, only he had the right to determine spending plans. This position frustrated the efforts of Spectranetics’ Board of Directors, causing the Board to become increasingly dissatisfied with Largey and Samek and to consider firing them.

     18. Aware of the Board’s growing dissatisfaction with their actions, Largey and Samek secretly hatched a plot to maintain their positions with Spectranetics and seize control of the Company by unseating the two (of seven) Spectranetics directors standing for reelection at the Company’s annual meeting, including the Chairman of the Board. By replacing the two directors running for reelection, Largey would obtain effective control of the Board (and thus, the Company itself) because one Board member appeared to be allied with him.

     19. Well before May 3, 2002, Messrs. Largey and Samek enlisted the support of Spectranetics’ head of investor relations, Defendant Sharon Sweet. Sharon Sweet maintained a document in her files at Spectranetics marked “confidential” that lists firms holding

Spectranetics common stock, along with the contact name and “For Sure” or “To Work” (the “Confidential Memo”). This document sets out the strategy for what purports to be Defendant Steven Sweet’s proxy campaign. The Confidential Memo mentions “Sweet Family — 170,000 For Sure.” It also includes a calculation of votes needed to prevail in a proxy context. Defendant Sharon Sweet also accessed an excel spreadsheet entitled “Steve’s analysis” as early as April 8, 2002. Ms. Sweet deleted the “Steve’s analysis” excel spreadsheet from her computer on May 1, 2002. Although Defendants Largey, Samek and Sharon Sweet alone controlled over five percent of Spectranetics common stock, they did not publicly disclose their scheme to alter the policies and leadership of the Company.

     20. At a time unknown to Spectranetics, but well before May 3, 2002, Steven Sweet agreed to join in the efforts of his sister, and Largey and Samek, to run an insurgent proxy campaign in connection with Spectranetics’ annual meeting. At a time unknown to Spectranetics, but well before May 3, 2002, Defendant McKinley agreed to join in the efforts of Largey, Samek and Sharon Sweet to run an insurgent proxy campaign in connection with Spectranetics’ annual meeting. Despite these agreements, no Defendant filed a Schedule 13D, even though the explicit purpose of Section 13(d) and the rules promulgated thereunder is to alert the marketplace to potential changes in control, such as the existence of a group controlling more than five percent of an issuer’s outstanding stock, with the objective of changing the issuer’s policies and leadership.

     21. On April 26, 2002, Spectranetics filed its proxy materials for the upcoming annual meeting. Immediately thereafter, Defendant Steven Sweet filed preliminary proxy materials to replace Spectranetics’ nominees with his own. Sweet’s preliminary proxy materials falsely asserted that he was not a party to any contract, arrangement or understanding with respect to his shares.

     22. One week later, on May 3, 2002, Messrs. Largey and Samek presented a letter to Mr. Sweet saying they and others, who together were the beneficial owners of approximately 9.9 % of Spectranetics common stock, would vote their shares in favor of Mr. Sweet’s nominees.

     23. On May 10, 2002, Defendants Largey and Samek were terminated for cause as Spectranetics’ CEO and CFO, respectively. Spectranetics’ Board of Directors was convinced that Largey and Samek were not committed to controlling selling, general and administrative expenses and were under-investing in the Company’s product development efforts at a critical point. The Board effected the terminations only after it made considerable efforts to persuade Largey and Samek to endorse and implement these strategies.

     24. On May 13, 2001—long after it was due—Defendants and others filed a Schedule 13D, reporting that members of the group were the beneficial owners of approximately 10.8 % of Spectranetics common stock. Defendants’ Schedule 13D failed to disclose, among other things, the nature of Defendants’ group, the group’s purpose, plans and proposals, the circumstances surrounding the group’s formation, and the contracts, arrangements, understandings or relationships among the members of the group, and between the group and any other person, with respect to any security of Spectranetics.

     25. On May 14, 2002 and May 21, 2002, Defendant Steven Sweet filed revised proxy materials. In addition to the proposal to replace Spectranetics’ nominees with his own, Sweet added six new stockholder proposals, including a resolution directing the Board to reinstate Largey and Samek as Spectranetics officers. Incredibly, despite the filing of the May 13, 2002 Schedule 13D, Sweet’s proxy materials still falsely asserted that Mr. Sweet was not a party to any contract, arrangement or understanding with respect to his shares. Sweet’s proxy materials also contain numerous false and misleading statements and omissions pertaining to the termination of Defendants Largey and Samek, including, without limitation, that they were fired without warning, and for voicing concerns and support for Defendant Steven Sweet’s insurgent slate.

     26. On May 16, 2002, all of the executive officers of Spectranetics who had signed the May 3, 2002 letter (except the Defendants) withdrew their support for Steven Sweet’s insurgent slate. That same day, Defendants filed an amended Schedule 13D. Defendants’ amended Schedule 13D stated that the only objective of the group was to elect two candidates. There was no mention of the proposals described in Sweet’s proxy materials, including the other proposal to reinstate Largey and Samek as Spectranetics officers.

FIRST CLAIM FOR RELIEF

(Violation of Section 13(d) of the Securities Exchange Act)

     27. Plaintiff incorporates the allegations of paragraphs 1 through 22, each as though fully set forth herein.

     28. Section 13(d)(1) and Rule 13d-1 under the Exchange Act require any person who becomes the beneficial owner of more than 5% of the stock of a publicly traded company, like Spectranetics, to file a Schedule 13D within 10 days after acquiring such beneficial ownership, and to truthfully disclose in that filing the acquiring person’s plans concerning the stock. Section 13(d)(3) deems a “group” to be a “person” for purposes of Section 13(d)(1). Rule 13d-5(b) under the Exchange Act deems a “group” to be formed when two or more persons agree to act together for the purposes of acquiring, holding, voting or disposing of an issuer’s equity securities. The purpose of Section 13(d) is to alert the marketplace to large accumulations of securities which might represent a potential shift in corporate control or otherwise affect the market price. The cornerstone of this scheme is the requirement that a Schedule 13D be timely filed and contain all required and material information to inform investors. Thus, by reason of their joint plan, Defendants were required by law to file a Schedule 13D disclosing not only their holdings and that they were acting in concert, but also the purpose of the group, and its plans and proposals including the plans to nominate an insurgent slate at Spectranetics’ annual shareholder meeting. Since the group came together long before May 3, 2002, the Schedule 13D should have been filed before the Sweet proxy statement. It would then have informed investors of the group’s plans. While Defendants filed a Schedule 13D and one amendment thereto, these filings were not filed within the requisite 10 day period, and have been and remain materially false, misleading and incomplete.

     29. A person or group filing a Schedule 13D must disclose all “material information . . . necessary to make the required statements, in light of the circumstances under which they are made, not misleading,” as required by Rule 12b-1 and Rule 12b-20 under the Exchange Act.

     30. Defendants have violated Section 13(d) of the Securities Exchange Act and Regulation 13D-G thereunder in at least the following respects:

          a. Defendants failed to file a timely Schedule 13D; and

          b. The Schedule 13D and Amendment No. 1 filed by Defendants were false, misleading and incomplete, failing to disclose and/or failing to disclose adequately, among other things, the purpose of the transaction that is the subject of the filing and all contracts, arrangements, understandings or relationships (legal or otherwise) among the members of the group, and between the group and any other person, with respect to any security of Spectranetics.

SECOND CLAIM FOR RELIEF

(Violation of Section 14(a) of the Securities Exchange Act)

     31. Plaintiff incorporates the allegations of paragraphs 1 through 26, each as though fully set forth herein.

     32. Section 14(a) and Regulation 14A promulgated thereunder requires the filing of proxy statements, specifies required disclosure and prohibits false or misleading statements in proxy solicitations. The purpose of Section 14(a) is to prevent management or others from obtaining proxies, consents or authorizations for corporate action by means of deceptive or inadequate disclosures in a proxy solicitation. Defendants’ false and misleading proxy solicitations have violated Regulation 14A and thwarted the purpose of Section 14(a).

     33. Rule 14a-1(l) under the Exchange Act defines “solicitation” to include any communication to security holders under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy.

     34. Rule 14a-9(b), 17 C.F.R. § 240.14a-9, prohibits the solicitation of proxies through any statement which, “at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits any material fact necessary in order to make the statements therein not false or misleading. . . .”

     35. In their Schedule 13D and Amendment No. 1 thereto, in the proxy statement and the amended proxy statement which was filed by Steven Sweet, as well as in public statements and press releases, Defendants have made numerous false, misleading and incomplete statements regarding the actual events necessitating the filing of the Schedule 13D, the nature of their group and the termination of the employment of Largey and Samek. All of the statements were made with the intent to influence shareholders in their consideration of Defendants’ proxy solicitations.

     36. Defendants’ deliberate misrepresentations and failure to disclose material facts have not only deceived shareholders and the securities markets, but have tainted the proxy solicitation and voting process which the federal securities laws were designed to protect and which Defendants now plan to utilize.

     WHEREFORE, Spectranetics respectfully requests that this Court:

     Enter a preliminarily and permanent injunction against Defendants, their agents and affiliates, and all other persons acting in concert with them or on their behalf, directly or indirectly which:

     a. Prohibits them from making further false or misleading statements to shareholders in SEC filings, press releases or through any other means.

     b. Requires them to immediately publish and publicize corrective statements to those false and misleading statements made to shareholders and the public, as alleged herein.

     c. Prohibits them from voting any proxies obtained through materials while their false, misleading and uncorrected statements were published.

     d. Prohibits them from voting in person or by proxy any shares of Spectranetics stock.

     e. Prohibits them from soliciting any proxies or consents from owners of Spectranetics stock;

     f. Prohibits them from purchasing or otherwise acquiring any additional Spectranetics stock;

     g. Prohibits them from taking any steps to replace current Spectranetics directors with nominees of Defendants; and

     h. Awards Spectranetics its reasonable attorneys’ fees and costs incurred in this action, together with such other and further relief which the Court may find just and proper.

Dated: May 23, 2002

Of Counsel:
/s/ PETER B. LADIG
LATHAM & WATKINS
     Marc W. Rappel (CA Bar No. 097032)
     John P. Flynn (CA Bar No. 141094)
     Anissa Seymour (CA Bar. No. 199044)
     Anthony Luti (CA Bar. No. 207852)
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Telephone: (213) 485-1234
Facsimile: (213) 891-8763	Kevin G. Abrams (Bar No. 2375)
     Peter B. Ladig (Bar No. 3513)
     Kelly A. Green (Bar No. 4095)
RICHARDS, LAYTON & FINGER P.A One
Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700

Attorneys for Plaintiff
Spectranetics Corporation

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